Exhibit 10.10

Dated as of March 1, 2005

David Lyons
[address deleted]

Dear Mr. Lyons:

          GoAmerica,   Inc.  ("GoAmerica")  desires  that  you  perform  certain
services for GoAmerica as provided for in this Agreement upon the following terms and conditions:

      1. Term. The term of this Agreement commenced as of January 1, 2005 and shall continue for up to six (6) months thereafter, unless sooner terminated by GoAmerica or you pursuant to Section 5 hereof.

      2. Duties and Responsibilities. You shall provide advice to GoAmerica with respect to, identify and evaluate potential acquisitions, dispositions and/or business combinations in order to strengthen GoAmerica's business prospects and to increase GoAmerica's shareholder value, and provide advice with respect to such other matters as GoAmerica's Board of Directors may request from time to time (the "Services"), all on a non-exclusive basis. You shall devote the appropriate portion of your time to perform diligently the Services; however, nothing herein shall prevent you from fulfilling any of your obligations as a director of GoAmerica or engaging in other businesses and activities that are not in violation of your obligations hereunder. You shall inform GoAmerica promptly of any conditions or limitations which will or might affect your performance of the Services contemplated hereunder, including legal, ethical and personal conflicts; however, your failure to comply with these provisions shall not relieve you of any of your duties, liabilities or obligations hereunder.

      3. Independent Contractor. In performing the Services, you shall be an independent contractor and not an employee of GoAmerica. You shall comply with instructions from GoAmerica concerning the nature and objective of the Services, but you have the discretion to determine the manner and precise timing of your performance of the Services. Except as specifically authorized by GoAmerica, during your performance of the Services you do not have the authority to contractually bind GoAmerica and you are not GoAmerica's agent.

      4. Compensation. For all Services rendered by you in any capacity hereunder other than traditional service as a director of GoAmerica, GoAmerica agrees to pay you the sum of ten thousand dollars ($10,000) monthly in the manner set forth herein, in addition to reimbursement by GoAmerica for reasonable travel and other expenses incurred directly and wholly in the performance of the Services. GoAmerica shall issue you a check in the amount of ten thousand dollars ($10,000) following each month during which you perform the Services (other than those fees for months in which Services were rendered prior to formal execution of this Agreement which have already been paid).
Additionally, a check will be issued to you for reimbursement of expenses reasonably incurred in and to the extent of your performance of the Services upon submission of an invoice adequately describing the expenses paid by you. Each such invoice shall be accompanied and supported by satisfactory evidence of the reimbursable expenses listed thereon. Payment to you of each monthly amount shall constitute full and sufficient compensation for the Services. Payment of any invoice for expenses shall not prejudice GoAmerica's right to dispute the accuracy thereof.

You shall retain all related accounting and other documentation for a period of 2 years after performance of the Services and expenses on each such invoice.


      5. Termination. Each of GoAmerica and you shall have the right to terminate this Agreement immediately upon written notice as provided in Section 7; provided, however, neither party shall be required to notify the other with respect to the expiration of the Term of this Agreement. The Term may not be extended or renewed without the express authorization of the majority of GoAmerica's Board of Directors (with you abstaining from voting on such extension or renewal) and you expressly agree that you will not condition diligent performance of the Services or request, demand, expect, or accept any compensation therefor other than as provided in Section 4 above. At no time are you to take any action that jeopardizes, compromises or prejudices your status as an "independent" director of GoAmerica (as determined by The Nasdaq Stock Market, Inc.) unless you are notified otherwise by GoAmerica in writing. GoAmerica shall have the right to terminate this Agreement immediately without notice in the event you cease to serve as an independent director of GoAmerica.


      6. Assignment. You shall not assign your rights or delegate your duties hereunder without the prior written consent of GoAmerica.


      7. Notices. All notices, invoices, changes of address, or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or faxed and immediately deposited in the U.S. mail, postage prepaid, as follows:

                  If to GoAmerica:   GoAmerica, Inc.
                                     ATTN:  Chairman of the Board
                                            433 Hackensack Avenue, 3rd Floor
                                            Hackensack, NJ 07601
                                            Fax: 201-996-1772


                  If to you, to Fax [deleted] and at your address as set forth above.

Notwithstanding the foregoing, if exigent circumstances exist, telephonic communication shall suffice if immediately followed by confirmation of such communication in the manner described above. Either party may change its or his address and/or fax number for the purpose of this paragraph by written notice similarly given.

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to conflicts of laws principles) and the courts located in the State of New Jersey shall have exclusive jurisdiction over any matter arising under this Agreement.

      9. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

      10. Survival. The provisions of Sections 4 and 8 shall survive any termination or expiration of this Agreement.

      11. Entire Agreement. The terms and provisions of this Agreement constitute the entire agreement between GoAmerica and you with respect to the Services and supersede all communications, representations or agreements, either verbal or written. This Agreement may not be modified, amended or supplemented except by written instrument duly executed by both GoAmerica and you.

          If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.


                                Very truly yours,


                                 GOAMERICA, INC.


                              By:
                                 --------------------------
                                 Daniel R. Luis
                                 Chief Executive Officer


ACCEPTED AND AGREED:



---------------------------
David Lyons